EXHIBIT 99.2

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

L-1 IDENTITY SOLUTIONS INC

Moderator:Lisa Cradit

May 6, 2009

3:00 p.m. CT

Operator:

Welcome to L-1 Identity Solutions' First Quarter 2009 Financial Results Conference Call. At this time, all participants have been placed in a listen-only mode, and the floor will be opened for your questions following the presentation. If you would like to ask a question at that time, please press star one on your touchtone phone. If at any point your question has been answered you may remove yourself from the queue by pressing the pound key. If you should require operator assistance please press star zero. We ask that you please pickup your handset to allow optimal sound quality.

It is now my pleasure to turn the floor over to Lisa Cradit. Ms. Cradit you may begin.

Lisa Cradit:	Good afternoon, and thank you for joining us for L-1 Identity Solutions' First-Quarter 2009 Financial Results Conference Call.

Statements that representatives of L-1 make during this conference call that are not historical facts are forward-looking statements made under the Safe Harbor provision of Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's current beliefs and assumptions and involve inherent risks and uncertainties.

Any statements made about future expectations or results are necessarily only estimates. Actual results could differ materially from any forward-looking expectation. Factors that may cause differences between forward-looking expectations and future actual results are fully described in the company's SEC filings.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

The company expressly disclaims any obligation to provide or update any forward-looking statements. Representatives of L-1 plan to use a number of defined financial terms during this afternoon's call such as adjusted EBITDA, organic growth, unlevered free cash flow, backlog, and net debt. Please refer to the company's earnings press release issued this morning for further definition of, and context for, the use of these terms.

With that, I am now pleased to turn the call over to Bob LaPenta.

Bob LaPenta:

Good afternoon everyone. Thanks for participating in L-1's first-quarter conference call. I'm not going to take you through the numbers. I trust that everybody has had an opportunity to go through our press release. And Jim will take you through the details and give you a lot of color on the numbers.

I think, overall, it was a very, very good quarter. All of our divisions are performing very well and I think most encouraging to me is the fact that we see increasing amounts of opportunities that all of our divisions are participating in.

We have a very, very broad program base and we won in the first quarter key programs that give us increased confidence towards the ramp that we need to achieve towards the backend of the year. And I think you are seeing some of that in the second quarter.

So, I think all in all, I am very pleased with our performance in the first quarter. The amount of bookings and how we are positioning ourselves for the remaining portion of the year.

Just quickly though a little bit, division-by-division. Biometrics had a really good quarter. We are making progress on completing our HIIDE 5.0 development, our ABIS DoD software implementation is going exceedingly well, and we see increased opportunities there for IP and software integration. So that's a program that we are very, very proud of.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

We received our first tranche on an increased order for HIIDE and these are products that will go toward the buildup in Afghanistan. We received a nice order for new Live Scan devices for the Texas Department of Public Safety.

And we are seeing opportunities in Biometrics that I would say are more than we've have seen since we acquired Identix, 2, 2-1/2 years ago. So I am feeling very good about that.

In Secure Credentialing, the integration of Digimarc and Viisage is going exceedingly well. The division, as you read, had over $100 million in bookings in the first quarter and I think the important part of that is that all of our existing customers are happy with our performance.

We've gotten a plus up or extensions, we have not lost one major state, we're well positioned in all of these opportunities and we're seeing increased sell prices for those states that are incorporating, and I won't call it REAL ID, I'll call it enhanced higher security driver’s license. They [DMVs] are improving their processes upfront. They are incorporating facial recognition. They are incorporating document authentication and we are producing higher quality cards in our centralized facilities. The division is doing very well and we expect a commensurate ramp up in the second half of the year.

Enrollment Services is doing exceedingly well. As you've read, we have over 700 centers open right now and with our current program base, including New York State HAZPRINT and TWIC, and our recent win in Indiana, we expect to have over a 1,000 enrollment centers by the end of the year.

We are going to print over 2 million people this year. That bodes well for our year as well. New York State is just ramping up and as you've read in our press release, we expect that to hit a peak rate of over 1.8 million applicants and without getting into the lot of the metrics that should generate an incremental $20 million – $30 million a year for IBT. So, it's a division we are very happy with. The management is doing an exceptional job and I think it's just a great, great story.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

Enterprise Access, we have announced some new products that are being well received in the market place and again we announced an outdoor reader that we expect to introduce sometime toward the end of the year.

Our Government Consulting business is doing very well. SpecTal will grow, without one new program win, over 20 percent this year. ACI is embedded in the cyber security initiative that we have all read and heard about where the administration is concentrating on the attacks on DoD and national networks. So, we think they are well positioned and they are going to have a good very profitable year.

So I think, all in all, I feel really good about the quarter, I feel really good about what we have been able to accomplish as far as new bookings. Our position on new programs, we talk about the second quarter. I think you are starting to see that ramp. I think we feel good about revenue of $165 million to $170 million and EBITDA of $23 to $25 million in the second quarter.

A lot of attention is being paid to debt and cash flow. I think you saw that we generated about $5 million of cash flow. In the second quarter we expect that number to be between $13 and $15 million . But we expect the real cash flow to be generated in the second half. The reason for that is we are going to incur over $20 million of CapEx in the first two quarters of the year and our budget for the year is a little bit over $30 million.

So, we expect to have very robust cash flow in the second half and again we feel confident about that. There are no issues with our ability to pay down the debt, pay the interest, so again things are going well in that arena.

With that I will turn it over to Jim to take you through some of the color on the numbers and then we will open it up for questions.

Jim DePalma:	Thank you, Bob.

The press release provides a good summary regarding our first quarter results and Bob has addressed many of the key elements of our operations, performance and prospects. I will provide additional color regarding our financial performance and positioning relative to the remainder of 2009.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

As Bob noted, the first quarter represented a solid start for 2009, with strong bookings and achievement of the high end of our previously provided guidance on all key metrics – revenue, EBITDA and earnings per share.

Reported results for the first quarter 2009, as you know, include the Digimarc and Bioscrypt acquisitions, which closed after March 31, 2008. Revenues for the first quarter grew 30 percent to $150 million from $116 million in the prior year.

There are several points worth noting regarding growth. As Bob noted, our Biometrics division increased 27 percent organically over the prior year due to strong demand across its portfolio, particularly multi-modal software, hardware and integrated systems.

Bookings for this division, well over $30 million, outpaced revenues for the quarter, setting a solid foundation for growth in the second quarter, and we expect robust bookings throughout the remainder of the year.

Our Enrollment and Government Service divisions continued to demonstrate strong revenue growth. Bob talked about our enrollment business growing organically in excess of 34 percent with the implementation of new state and federal programs.

Contracts and backlog at the end of the first quarter have positioned both groups for continued sequential growth and a book of business to meet and likely exceed full year expectations. New York and TWIC will begin generating revenue in the second quarter and ramp in the second half.

Our Secure Credentialing business is expected to increase significantly in the second half as passport activity picks up, demand for PASS Cards increases, and revenue from robust first half bookings are realized.

Reported gross margins for the quarter approximated 29 percent, cash margins of 36 percent, which were in line with our expectations, an increase of 2 percentage points from last year's figure of 27 percent, driven by growth and expansion of margins at our Biometrics division.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

Operating expenses as a percentage of revenues was just below 26 percent, a slight decrease from the prior year. The company will continue to leverage and maximize its existing resource levels which will drive operating expenses well below the 25 percent by year end. Cash operating expenses for the full year, as a percentage of revenue, are expected to be in the 21 percent range.

As a result of the aforementioned, adjusted EBITDA increased 53 percent from $12.6 million to $19.3 million. The company continues to target 15 percent to 16 percent EBITDA margins for the full year 2009.

Other items of note. Total interest expense for the quarter was $10.6 million related to our senior secured debt and convertible notes. Cash interest expense was approximately $7 million, and the balance relates to non-cash charges for financing fees and an accounting change regarding the accounting treatment of our convertible notes, which is detailed in our press release.

Weighted average shares increased to 84.5 million from 72.2 million, reflecting equity issued in connection with our 2008 acquisitions. The company continues to target 85 million to 86 million shares on a fully diluted basis for the full year.

Balance sheet and some other matters. A couple of items to note on the balance sheet. Days sales outstanding were approximately 64 days, down from 68 days in the same period last year, reflecting our continued efforts to drive our DSO towards our ultimate 60 to 62-day target. Inventory levels decreased as year end backlog shipments were delivered.

Total debt for the company was approximately $467 million, reflecting borrowings under our term loan and convertible notes of $292 million and $175 million respectively. The company was in compliance with all of its financial covenants at the end of the quarter.

The company anticipates strong free cash flow beginning in the second quarter and second half of the year, as Bob noted, as capital expenditures wind down and cash operating profits increase, allowing the company significant

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

funds to address interest, debt amortization and additional pay-down of debt levels.

Funded bookings for the first quarter were approximately $200 million, driven by state and local markets for credentialing and enrollment, as well as federal and international bookings in our Biometrics division. As a result, funded backlog increased from just over $1 billion to an excess of $1.1 billion and will continue to grow throughout the year as we target a book-to-bill ratio in excess of 120 percent.

Back to you, Bob.

Bob LaPenta:	Thanks, Jim. And we'll open it up for questioning. And before I do, I want to mention one other thing. I talked about second quarter guidance and cash flow. And I also want to address organic growth.

We expect the organic growth in the second quarter to be somewhere, I guess, in the 3 percent to 5 percent range due to strong comps. But the organic growth in the second half is going to be very robust, and we're comfortable with our forecast of organic growth somewhere between 15 percent to 20 percent range.

And I think that, and particularly in this environment, its unique and we're very proud of having a pipeline to be able to generate that kind of organic growth.

With that, we'll open it up to questions.

Operator:

At this time, if you have a question or a comment, please press star one on your touchtone phone. We ask that you please limit your questions to one per caller. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. If you have additional questions, we ask that you please reenter the queue. Again, we do ask that while you pose your question that you pick up your handset to provide optimal sound quality. Thank you.

Our first question is coming from Daniel Meron with RBC Capital Markets.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

Daniel Meron:	Hi. Hello. Can you hear me? Congrats on the strong execution in the quarter.

Bob LaPenta:	Thank you very much.

Daniel Meron:	Well, you guys deserve it. Can you give us a little bit more color on the prospects that you have in the pipeline both in the U.S. and international, and additional new businesses as well? Thank you.

Bob LaPenta:

You really broke up there. I think – did you say, could we give you some additional color on the items we have in the pipeline that give us confidence for the ramp in the second half? I didn't catch all of what you said.

Daniel Meron:	Yes. Can you give us a little bit more color on the pipeline that you have, both on existing and new contracts? Thank you.

Bob LaPenta:

Yes. And again, for competitive purposes, I am not going to give a lot of detail on that. But I could tell you our opportunities in Europe, in the Middle East, in India, in Latin America for credentialing, Biometric, national ID programs are very, very robust.

In Latin America, we've received a preliminary purchase order, which we hope to finalize in the quarter, that I think is going to be very important for us. And it's for a program that I think is going to give us a great credential, good sales and reasonable profit.

If you look at the pipeline of driver’s license, enhanced security documents, it's very, very robust, just a $100 million booking in the first quarter. The reason for our high CapEx really reflects the fact that we've won a lot of new programs for new licenses and we are now outfitting those facilities to begin generating revenue in the second half.

So, we look at the ramp and we can compartmentalize it into a very nice ramp in the credentialing space, for the ramp up of some of the programs that are already in backlog. There is one program that we're close to winning. That

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

would I think push us over the top credentialing as far as what we expect for their revenues this year.

IBT (Enrollment Services) basically has every thing in backlog. It's just a function of ramping up in New York State. We've recently taken on more responsibility on the TWIC program and that program is ramping up very nicely.

And this is without considering additional people that are going to be added, additional categories of people, whether its transportation workers, airport workers and then ultimately, we think it will be the program of record for any type of immigration reform. So we think the opportunity there is very, very exciting.

Biometrics, the AFIS is really starting to gain traction. We're very close to a national ID program, which is going to be a nice program for us. And as I mentioned, our experience and our opportunities in the DoD space are very exciting right now.

So the nice thing about where we are is, we've been very successful in winning some key programs. I think we're very well positioned on some key programs that will really kind of close whatever loop we have remaining to achieve the numbers that we're talking for the year.

I hope that addresses your question somewhat.

Daniel Meron:	Yeah, thank you. (inaudible). Good luck going forward.

Bob LaPenta:	Thank you.

Operator:	Your next question is coming from John Croke with Jeffries and Company.

John Croke:	Good afternoon. Nice quarter gentlemen.

Bob LaPenta:	Thanks John.

John Croke:	In the past when you talked about the state driver’s license market opportunities, you've talked about average selling prices for credentials

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

growing by a magnitude of 2 to 3 times, depending on different levels of security enhancement and other process changes.

With this big book of business you bagged here in the first quarter, do we start to see those kinds of incremental revenue opportunities per credential or are we still a couple of quarters, couple of years, away from seeing that kind of stuff function?

Bob LaPenta:

No. Again, we're seeing it and if you review the contracts that we received in the first quarter, I'd say a large majority of them have increased capability, which provides additional security, document authentication, facial recognition. So not only is the price of the card increasing, but our margins are increasing, because the margins on the type of product that we're providing is going up.

So, again everybody is on to "REAL ID" all of the states realize that they have to improve their security and whether you call it REAL ID, or just improving their operations, they are embracing it and I am happy that they are coming to us to provide it.

John Croke:	Great that's helpful. Thank you very much, Bob.

Operator:	Your next question is coming from Michael French with Morgan Joseph.

Michael French:	Good evening gentlemen and congratulations on a strong performance.

Bob LaPenta:	Thanks Michael.

Michael French:	Could you just provide a little more color on the efforts to decrease the operating expenses?

Bob LaPenta:

Well, we do a bottoms-up budget and we try to rightsize the business to accommodate what we consider to be a realistic book of business, not only executing the backlog, but what we expect to book during the year. So our philosophy is, let’s try to be as realistic as we can.

And again, in some of the businesses like Biometrics, there is still a certain amount of lumpiness, there is still certain amount of bookings that we relying

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

to book from foreign providers, which you are talking about the swine flu in one case, you are talking about a government being overthrown and in another – I mean it's a difficult area.

But we do try to be very realistic in our assessments and our assumptions and we've taken out costs even this year with Biometrics having a what I think is going to be their best year ever.

We've taken – we've eliminated some positions there - 25, 30 people I think. And the credentialing business we're seeing great success in the synergies that we were expecting to gain through this combination.

You may recall, we said that though we get somewhere between $10 million and $15 million of synergies from that combined group this year, we're expecting to do somewhere around $220 million to $225 million [in revenue] and earn almost $60 million EBITDA before corporate. On a pro-forma basis last year, that number would have been $40 million [in EBITDA] and something like $205 million [in revenue].

Now, the other thing we are seeing is that with their extensive network of field service and call centers, we are now using their capability and we are exploring what we are doing in both enrollment and in Biometrics in our state and local networks and we are looking to consolidate, so I am encouraged that we are going to find additional synergies in that area as well.

Jim DePalma:

I would like to add that we have probably 10 to12 programs aswe put these companies together addressing effective cost containment opportunities. We are in the process of working company-wide, to take advantage of our purchasing power.

And the other factor is that while our revenueshave grown significantly, our corporate costs have remained relatively about the same, except for some investments we've made in marketing.

Michael French:	OK. Great. Thank you.

Operator:	Your next question is coming from the line of Paul Coster with JP Morgan.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

Paul Coster:	Yeah. Good afternoon, Bob. It is good to see you tracking your projections here.

Bob LaPenta:	Thanks Paul. Thank you.

Paul Coster:	Perhaps you could just give us a little bit more color about Washington DC at the moment, which is confusing to many of us. There are three things that seem to be happening here at the same time.

There is stimulus spending money that is going to be coming down the pipeline at some point and we are seeing that some state and local areas are actually freezing spending today.

Can you comment upon that? What if any impact has there been on you in terms of this move to more competitive bidding and also I think the intent is to reduce the consultants in government. I have asked you about that before. Has there been any change to it?

Bob LaPenta:

Yes, thanks, Paul. In Washington, there is a lot of press about a lot of things. I think we'll start with REAL ID, where I think we have all read that the association of governors and the states are basically saying that REAL ID is restrictive, it's an infringement of privacy, we can't afford it. And Janet [Napolitano] was addressing that.

What we've heard – and we don't know this for a fact - but what we believe is happening there is that she is going to look at some government mandates. I think she is going to retain a lot of the teeth of what was intended by this [REAL ID]. I think she is going to eliminate REAL ID as a word, because it has all kinds of negative connotations.

But I think what you're going to see in this area is most of the requirements retained, a more secure card, whether documentation is included or not, I am not sure, but most of the states are incorporating it in the resolution without using REAL ID funds or calling it REAL ID.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

And I must say that most states are incorporating facial [recognition]. What I am not sure is going to happen is what will happen with the hub, will there be a distribution of these facial images around the country, don't know that, not anticipating any revenue on that. But I believe improved security of driver’s licenses will move forward, and there will be federal funding to a certain extent for that.

I think we see opportunities in BOSS, and purchase orders have been released recently. We're well positioned on a number of teams there. Again, I don't know how that's going to unfold, what the level of revenue is going to be. You know it's a big program. I think it's $0.5 billion program. I think we’ve yet to see what it's going to involve and how the government is going to utilize that.

Relative to our Intel [intelligence] business, we've all been reading everyday about Barack's initiatives relative to bringing a lot more government jobs in-house. I believe that that's going to really concentrate on procurement, administrative type jobs. The kind of people that we have are very, very difficult to get, and they are very high-end.

We have not seen any large impact – I mean the program opportunities are large, particularly in cyber and initiatives reflecting SpecTal, Biometrics and ACI. ACI was recently key in getting our AFIS added into a very, very secure Boeing program.

So, you're starting to see the synergies that we hope we would get through our product space incorporated in our Intelligence [division]. Although the government is trying a hire some of our people; they are trying to lure them back with the economy being the way it is and providing additional security and all of that.

So, we are seeing our turnover increase a little bit. But again, the program opportunities are there, and I think all three of our divisions have a good opportunity to grow.

Paul Coster:	Thank you, Bob.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

Operator:	Your next question is coming from Jim Ricchiuti with Needham & Company.

Jim Ricchiuti:

Hi. Thank you. Good afternoon. Bob, I wonder if you could talk a little bit about the organic growth. Clearly, in the first half of the year, it's going to be a little slower than we were expecting. Can you give us a sense of how you see that accelerate in Q3 and do you see much risk of some others perhaps sliding out, just given sometimes delays we see in government spending?

Bob LaPenta:

Yes. And again, I mentioned that, and we had a very robust second quarter last year. I think we did – let me just go back and look at it, $145 million. This year we're looking at somewhere between $165 million, $170 million.

When we look at the second half of the year, there is going to be very strong organic growth based essentially on what's already in backlog in Secure Credentialing. We think for the year, they're going to do somewhere between 15 percent and 20 percent.

In enrollment, I think it's safe to assume with just the programs that we currently have now, their organic growth this year is going to be 60 percent. If you look at Biometrics, I think their organic growth – and again, here is where we have the highest component of book and ship.

But again, based on the programs that we booked in the first quarter, and our positioning on some programs that really we're going to know whether we won or lost. And I'm confident on two of these that we're going to win within the next 60 days. We think they are going to have organic growth in excess of 20 percent, 25 percent.

SpecTal is going to grow over 20 percent. They did $100 million last year. They're going to do $120 million this year. ACI we think will have growth somewhere around 10 percent, and we think McClendon could be flat this year, as we bring in new programs, and we are seeing some of those happening toward the latter half of the year.

I don't know if I left anything out. So, again, the only – the highest component of book and ship is in Biometrics. All the other divisions in

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

organic growth that I mentioned to you are on pretty much programs that are already in backlog.

Jim Ricchiuti:	OK, that's helpful. Thank you.

Operator:	Your next question is coming from Michael Kim with Imperial Capital.

Michael Kim:

Hi, good afternoon. Just hoping you could go and talk a little bit more about the Biometric opportunities, specifically on the military side, with HIIDE 5.0. As you go into Afghanistan, are the requirements going to look similar to what they were in Iraq or do you see a combination of HIIDE – earlier HIIDE 4s and HIIDE 5s through the remainder of the year? Thanks.

Bob LaPenta:

Yes. As I mentioned – we mentioned in our press release, we received the first tranche of what we believe are going to be two tranches of additional really 4.0 procurements for Afghanistan. We had the Middle East order that we booked last year that is progressing. We have people on the ground in that country, integrating the unit. We would expect right now to be – that to be maybe our first, possibly our second 5.0.

And then again, as we mentioned, we are producing a newer – I don't want to call it lower-end device, but we think a device that'll have less stringent requirements, lower cost device, lower size-wise. And we believe we're going to have that in the second half.

So, we have a good marketing program going there. We're concentrating in a couple of key areas. I don't want to, again for competitive reasons, mention what areas we are concentrating on. But we will call it relatively comfortable that we're going to sell these products in different areas both domestically and internationally.

Michael Kim:	Great. Thank you very much.

Operator:	Your next question is coming from Brian Ruttenbur with Morgan Keegan...

Brian Ruttenbur:	That's a good quarter. The questions I have deal with – first of all with your debt and cash generation. It was a little bit confusing I guess because the

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

convertible changed from fourth quarter to first quarter, can you address that a little bit, how that's changed and how they impact you?

Jim DePalma:

This is Jim. There was a new accounting pronouncement, we had to in essence mark to market our convertible debt so that in effect the interest rate went from 3.75 to around 7.5 and that had the effect of reducing the convertible debt outstanding from $175 down $17 million to $158. And so other than payments that we made to amortize the secured debt, it is really an accounting change that reduces the convert.

Brian Ruttenbur:	OK. And then what is your availability on your line? I didn't hear that.

Jim DePalma:	Our availability on our line is the full line of a $135 million less I think about $5 million to $10 million we have outstanding on letters of credit.

Bob LaPenta:	It's un-drawn.

Jim DePalma:	At the end of the quarter we had $16 million of cash on hand.

Brian Ruttenbur:	OK. And then assuming you're making more acquisitions, this year, I don't know if that's a good or bad assumption, but can you say what your cash and debt situation should be at the end of year?

Jim DePalma:

In addition to our normal amortization on the secured debt, we would have another $25 million to $30 million to pay down additional debt. And on the acquisition front we're always looking for good opportunities that come down the road.

Brian Ruttenbur:	OK. So I think you have $450 million of debt, is that right?

Jim DePalma:	Roughly, $467 million, so another $27 and we think we think might even be able to do little more.

Brian Ruttenbur:	OK. So you would take that $467 dollar amount if you didn't make any more acquisitions down by $25, $30 million?

Bob LaPenta:	No. I think...

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

Jim DePalma:	In addition to the amortization.

Bob LaPenta:	So I think we would take it down as much as $50 million.. That's right.

Brian Ruttenbur:

OK. Great and then I think this was asked before but, can you name the top two or three catalysts or things that you are bidding on, coming up, something that the market is watching that we should be watching for any major bids like that?

Bob LaPenta:	There are three large bids, one is for $50 million that is an important program for us, another one is a $100 million, these are domestic.

Brian Ruttenbur:	OK.

Bob LaPenta:	And the other one is $50 to $100 – again, for the competitive purposes.

Brian Ruttenbur:	It's to $50 to $100.

Bob LaPenta:	It's $50 to $100. I'm sorry.

Brian Ruttenbur:	Can you say what these programs are called or...?

Bob LaPenta:	I can, but I won't.

Brian Ruttenbur:	And can you tell us the timing of when we will find these out?

Bob LaPenta:	You'll find one out within the next 90 to 120 days and probably the other two towards the end of the year.

Brian Ruttenbur:	Great. Thank you very much.

Operator:	Your next question is coming from Jeff Kessler with Imperial Capital.

Jeff Kessler:

Thank you for letting me be on this call in my new capacity here. In any event I want to go back to TWIC. Your history with TWIC is interesting, more than the potential opportunity and profile for TWIC is interesting.

You bid on it as a prime, you didn't get the prime, somebody else won the prime. That program fell behind. It’s notoriously behind and yet as we get

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

05-06-09/3:00 p.m. CT

Confirmation # 93522933

into May of this year we are getting to that point at which we are going to get one way or the other cards out to a million people. These cards may not be machine readable, but they are made to be just checked at the door, but at least they are out there.

Question is what do you see as your role going forward in TWIC, now that we have a deadline which is being made? What are the processes and proven processes that you can bring to the program?

And you've mentioned that yourself, but the size of the program, the number of people who could potentially benefit or be involved in this program as we get beyond this one million barrier by May?

Bob LaPenta:

Yes. That's a great question and your recollection of history is very accurate. We did that, we thought this is a program that would have very large potential. We thought we did a great job on that and you know the history.

We have a great partnership with Lockheed Martin on this and we are expanding our role, but again I can't really talk about how much effort we are spending, but we are helping implement the program. Lockheed is very happy with our performance and we are getting an expanded role that is going to yield additional revenue.

We believe as Lockheed Martin does that this program will be the platform for transportation workers and any type of immigration reform. And it would be a very, very nice program for us, based on our cost and our participation in the overall $120.00 or whatever that they charge.

Jeff Kessler:

If you would permit me just to elucidate a little bit on the question, obviously you mentioned there are other types of workers who could be part of this program. Is it possible that you could get HAZMAT workers in addition to truck drivers and people who are not even connected with being credentialed by the program yet?

Bob LaPenta:	The answer is yes. And again, I don't think plans have been firmed up, but you could speculate that – again and I don't know, but you could speculate

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that it will be people that operate power plants. And you can go on and on and on.

But it's key that this program operates well, that the customer is comfortable with it. And again to make them even more comfortable, we've got to come up with a solution on the back end.

And I believe our participation in this program and the new device that we are going create and have by the end of the year, I think, we're going to be in a position to maybe make some progress on the card reader side.

Jeff Kessler:	But you are not prepared to talk about what you are going to be doing in terms of either the processing or the new equipment at this point?

Bob LaPenta:	We are going to do whatever Lockheed would like us to do.

Jeff Kessler:	Oh! I love you man. OK. Thank you very much.

Bob LaPenta:	Thank you.

Operator:	Our final question is coming from Tim Quillin with Stephens Incorporated.

Tim Quillin:	Good afternoon. I have maybe one-and-a-half questions. I guess the half question is the revenue expectations for the Digimarc contribution in your second quarter.

And the longer question is – and you've discussed this in part - but if you could go through your expectations for full year guidance by your major divisions, Biometrics, Secure Credentialing, Enrollment, Enterprise Access and Government Consulting? Thank you.

Bob LaPenta:

Yes. Again, I am not going to give you that kind of color by division. But if you model this thing and you look and you say, we did $150 million in the first quarter, we are going to do somewhere between $165 and $170 million in the second quarter, that gets you to a number somewhere around $315-ish – $315, $320 million.

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Moderator: Lisa Cradit

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In order to get to, let's say, the $730 million, $735 range versus the midpoint, you could say that we need to do $415 million in the second half versus, let's say, the $318 million in the first. That gets you an incremental $95 million plus in revenue. We can point to high revenue in the second half in credentialing to the tune of – in excess of $25 million.

In enrollment, we can point to another $25 million, $30 million. In biometrics, probably the $20 million, but probably $10 million of that is book and ship. So, maybe $15million is book and ship. And then there will be incremental revenue run rate-wise at SpecTal.

So, as always, our book and ship in the second – I think right now, we have book and ship remaining for the next three quarters of about $90 million to $95 million. We made good progress in the first quarter. Again, I think we're going to make good progress in the second quarter.

But if you came with a burn-the-earth scenario and said that we were not successful on very much, you could say that $20 million or $30 million, I mean if we failed on everything, then that's what the downside would be if you are looking at it from that standpoint.

Tim Quillin:	And then the revenue contribution from Digimarc that you're anticipating in the second quarter?

Bob LaPenta:	Second quarter, I think is, what, Jim, about $24 million to $25 million?

Jim DePalma:	Yeah, that's a good range. But as you know,they are working hand–in-glove with the Viisage business. So it's one unit now.

Tim Quillin:	OK. And if I could just slip in one last question, I don't think this in your press release. But what was the Q1 cash from operations and CapEx, the exact numbers?

Jim DePalma:	Well, I think it's included. I think CapEx was $11, $12-ish [million], and the cash from operations was $11, $12-ish [million].

Tim Quillin:	OK. Thank you.

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Moderator: Lisa Cradit

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Jim DePalma:	And you could see that on the cash flow – cash from operating. And then right underneath that is CapEx.

Tim Quillin:	Thank you.

Operator:	There are no further questions at this time. I would like to turn the floor back to Mr. Bob LaPenta for closing remarks.

Bob LaPenta:

Thank you for your participation. Good questions. Again, I think we got off to a good start for the year, and we look forward to having a very good year and good organic growth in cash flow. We'll talk to you again at the end of the second quarter. Thank you.

Operator:

Thank you. This does conclude today's teleconference. Today's call is being recorded and will be available for replay beginning at 7:00 p.m. Eastern Standard Time today. The dial-in number for the replay is 800-642-1687 for U.S. callers and 706-645-9291 for those outside the U.S. Please use passcode 93522933. Please disconnect your lines at this time and have a wonderful evening.

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